NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS
THIRD QUARTER 2013 RESULTS

AUSTIN, TEXAS, November 6, 2013—Forestar Group Inc. (NYSE: FOR) today reported third quarter 2013 net income of approximately $11.8 million, or $0.33 per diluted share, compared with a third quarter 2012 net loss of approximately ($0.7) million, or ($0.02) per share outstanding. Third quarter 2013 results include a previously unrecognized tax benefit of approximately $6.3 million, or $0.17 per share, related to qualified timber gains. Third quarter 2012 results include a gain of approximately $10.2 million, or $0.19 per share, after-tax, from the sale of the Broadstone Memorial multifamily community in Houston. In addition, third quarter 2012 results include after-tax expenses of approximately ($5.0) million, or ($0.14) per share, after-tax, principally associated with acquisition of Credo Petroleum Corporation and extinguishment of debt related to amendment and extension of our term loan.

“During third quarter, we continued to see accelerating momentum in real estate sales as well as in oil and gas production. Residential lot demand continues to strengthen evidenced by higher lot sales and average per lot pricing compared with third quarter 2012. Third quarter residential lot sales were the highest since we became a public company in 2007. Multifamily market fundamentals remain favorable in our target markets as we continue to expand our pipeline of projects and sites. In addition, improving oil and gas segment results reflect higher levels of oil production, driven by increased investments in exploration and drilling activity in the Bakken/Three Forks formations in North Dakota and the Lansing-Kansas City formation in Kansas and Nebraska. Given our attractive pipeline of opportunities and our success to date, we look forward to additional oil and gas investments expected to grow production, reserves and earnings. Likewise, given the solid housing recovery, we anticipate continued investments in real estate,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Third Quarter 2013 Significant Highlights

•	Sold 547 developed residential lots, up over 103% compared with third quarter 2012, with average lot margins up over 28% compared with third quarter 2012

•	Oil production up over 170% compared with third quarter 2012, with 41 new wells drilled in third quarter 2013
Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Third Quarter 2013 Significant Highlights (Includes Ventures)

•	Sold 547 developed residential lots – the highest level of quarterly lot sales since second quarter 2007

•	Over 1,600 lots under option contracts with homebuilders

•	Residential lot margins up over 28% compared with third quarter 2012

•	Sold 1,340 acres of undeveloped land for over $4,950 per acre

•	Sold 19 commercial acres for over $257,000 per acre

•	Sold 46 acres of residential tracts for $109,000 per acre

Segment Financial Results:

($ in millions)	3Q 2013	3Q 2012	2Q 2013
Segment Revenues	$50.4	$27.1	$41.2
Segment Earnings	$13.2	$12.7	$8.1

Third quarter 2013 real estate segment earnings were higher compared with third quarter 2012 principally due to higher average prices and margins for residential lots, increased residential lot sales, increased average pricing for commercial acreage sold and higher undeveloped land sales. In addition, third quarter 2012 real estate segment earnings include a $10.2 million gain associated with the sale of Broadstone Memorial, a multifamily community in Houston. Real estate segment earnings increased in third quarter 2013 compared with second quarter 2013 primarily due to higher residential lot sales, improved lot pricing and margins and increased commercial acreage sales.

OIL AND GAS

Third Quarter 2013 Significant Highlights (Includes Ventures)

•
Oil production up over 170% compared with third quarter 2012, principally due to the acquisition of Credo Petroleum and additional investments principally targeting the Bakken/Three Forks and the Lansing-Kansas City formations

•	31 new productive gross oil and gas wells drilled; 18 wells waiting on completion at quarter-end

•	Leased over 7,500 net mineral acres principally in Texas to third parties for nearly $2.0 million

Segment Financial Results:

($ in millions)	3Q 2013	3Q 2012	2Q 2013
Segment Revenues	$22.1	$10.5	$15.8
Segment Earnings	$8.5	$7.3	$4.2

Oil and gas segment earnings increased in third quarter 2013 compared with third quarter 2012 principally due to higher oil production, primarily associated with the acquisition of Credo Petroleum, and higher oil and gas pricing, partially offset by reduced oil volumes associated with royalties from our owned mineral interests, and lower lease bonus revenues. Oil and gas segment earnings increased in third quarter 2013 compared with second quarter 2013 principally due to higher lease bonus revenues, increased oil and natural gas pricing and higher oil production.

OTHER NATURAL RESOURCES

Third Quarter 2013 Significant Highlights (Includes Ventures)

•	Sold nearly 141,000 tons of fiber for $17.33 per ton

•	Recreational leasing remains strong

Segment Financial Results:

($ in millions)	3Q 2013	3Q 2012	2Q 2013
Segment Revenues	$2.7	$3.0	$3.0
Segment Earnings	$0.5	$0.6	$1.0

Third quarter 2013 other natural resources segment earnings were essentially flat compared with third quarter 2012 principally due to fiber sales volumes declining by over 56,000 tons primarily due to scheduled maintenance outages taken by our customers, offset by a 50% increase in average pricing per ton. Other natural resources segment earnings decreased in third quarter 2013 compared with second quarter 2013 principally due to lower fiber sales.

OUTLOOK

“We remain confident toward delivering our Triple in FOR strategic initiatives, focused on accelerating value realization, increasing transparency and disclosure, and growing our net asset value through strategic and disciplined investments. We anticipate meeting our 2013 objectives of 1,900 residential lot sales and production of 1.1 million barrels of oil equivalent, and expect accelerated momentum in real estate sales and oil production in 2014.

"Housing markets continue to show growing demand for residential lots, and increased interest in residential and commercial tracts. We continue to accelerate real estate development activities to meet growing builder demand. Our multifamily team continues to build a solid pipeline of multifamily development sites, with construction at our multifamily ventures in Austin and Denver on target to begin delivering units in 2013 and at our wholly-owned project in Midtown Cedar Hill in Dallas in 2014. Our multifamily site in Nashville is expected to be under construction by first quarter 2014 and we acquired a multifamily site in Denver in October. We will continue to evaluate and acquire additional multifamily sites to further develop our pipeline.

“In oil and gas, we continue to increase our investment in exploration and drilling activity, growing production, reserves and value. During third quarter, we participated in an increase in North Dakota drilling activity, with approximately 9 gross Bakken or Three Forks wells (5% average working interest) having initial production during the quarter and 18 gross Bakken or Three Forks wells (7% average working interest) waiting on completion at quarter end, the highest number of wells waiting on completion since we began participating in drilling activity in the Bakken/Three Forks. In addition, exploration and drilling activity in Kansas and Nebraska also continued to increase during third quarter, with combined exploration success rates exceeding 50%. We anticipate drilling activity in the Bakken/Three Forks will continue to accelerate over the next several quarters as operators further shift to pad drilling, which is expected to result in additional production growth, improving economic recoveries, lower well costs and higher returns. As a result of the increased exploration and drilling activity, we would expect our working interest investments to essentially double in 2014 and to continue to exceed our underwriting criteria while delivering returns well above our cost of capital.

“We continue to see significant opportunities for growth through disciplined investment in our oil and gas and real estate businesses. We are well positioned for the remainder of 2013 and for continued momentum in real estate sales and oil production in 2014,” concluded Mr. DeCosmo.

The Company will host a conference call on November 6, 2013 at 10:00 am ET to discuss results of third quarter 2013. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-318-8611 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-399-5130. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 46233350.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At the end of third quarter 2013, the real estate segment owns directly or through ventures almost 132,000 acres of real estate located in ten states and 14 markets in the U.S. The real estate segment has 13 real estate projects representing approximately 25,800 acres currently in the entitlement process, and 72 entitled, developed and under development projects in eight states and 12 markets encompassing over 13,600 acres, comprised of almost 22,800 planned residential lots and approximately 2,300 commercial acres. The oil and gas segment includes approximately 809,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and almost 219,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 7,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including our ability to achieve synergies and value creation contemplated by the merger with Credo, and our ability to promptly and effectively integrate Credo’s businesses. Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Third Quarter		First Nine Months
	2013	2012	2013	2012
	(In thousands)
Revenues:
Real estate (a)	$50,356	$27,115	$170,264	$71,684
Oil and gas	22,095	10,479	53,430	27,053
Other natural resources	2,656	3,016	8,963	5,277
Total revenues	$75,107	$40,610	$232,657	$104,014
Segment earnings:
Real estate	$13,197	$12,688	$40,747	$31,931
Oil and gas	8,499	7,337	17,869	19,470
Other natural resources	549	552	2,792	(769)
Total segment earnings	22,245	20,577	61,408	50,632
Items not allocated to segments:
General and administrative expense (b)	(4,648)	(8,000)	(14,935)	(19,482)
Share-based compensation expense	(3,492)	(6,327)	(15,367)	(11,491)
Gain on sale of assets	—	16	—	16
Interest expense	(5,231)	(8,094)	(14,892)	(15,649)
Other corporate non-operating income	24	47	80	158
Income (loss) before taxes	8,898	(1,781)	16,294	4,184
Income tax benefit (expense) (c)	2,932	1,078	28	(1,274)
Net income (loss) attributable to Forestar Group Inc.	$11,830	$(703)	$16,322	$2,910

Net income (loss) per common share:
Basic	$0.33	$(0.02)	$0.46	$0.08
Diluted	$0.33	$(0.02)	$0.45	$0.08

Weighted average common shares outstanding (in millions):
Basic	35.4	35.2	35.3	35.2
Diluted	36.1	35.2	35.9	35.4

	Third Quarter
Supplemental Financial Information:	2013	2012
	(In thousands)
Cash and cash equivalents	$54,769	$10,279

Borrowings under credit facility	200,000	227,000
Convertible senior notes, net of discount (d)	99,122	—
Other debt (e)	36,049	49,651
Total debt	$335,171	$276,651
 _____________________

(a)
Real estate includes construction revenue incurred as a general contractor associated with the development of two multifamily venture properties. Construction revenue increased in third quarter and first nine months 2013 to $9.0 million and $26.6 million respectively, compared to $2.1 million and $2.2 million in third quarter and first nine months 2012.

(b)
Third quarter and first nine months 2012 general and administrative expense includes $3.2 million and $5.7 million in transaction costs to outside advisors associated with our acquisition of Credo Petroleum.

(c)	Third quarter 2013 results include a previously unrecognized tax benefit of $6.3 million related to qualified timber gains.

(d)	Represents $125 million convertible senior notes issued February 2013, net of unamortized discount.

(e)	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2013	2012	2013	2012
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	547	269	1,353	981
Revenue per Lot Sold	$56,473	$54,102	$55,257	$49,675
Commercial Acres Sold	19	18	56	56
Revenue per Commercial Acre Sold	$257,548	$133,882	$169,725	$75,147
Undeveloped Acres Sold	1,340	564	3,301	1,952
Revenue per Acre Sold	$4,955	$2,846	$3,647	$2,700
Owned & Consolidated Ventures:
Residential Lots Sold	414	193	1,028	675
Revenue per Lot Sold	$56,866	$54,206	$55,417	$49,925
Commercial Acres Sold	2	18	37	56
Revenue per Commercial Acre Sold	$426,554	$133,882	$115,892	$75,147
Undeveloped Acres Sold	1,314	564	3,233	1,817
Revenue per Acre Sold	$5,001	$2,846	$3,668	$2,707
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	133	76	325	306
Revenue per Lot Sold	$55,251	$53,839	$54,752	$49,125
Commercial Acres Sold	17	—	19	—
Revenue per Commercial Acre Sold	$239,710	$—	$277,739	$—
Undeveloped Acres Sold	26	—	68	135
Revenue per Acre Sold	$2,650	$—	$2,650	$2,600

THIRD QUARTER 2013
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	85,300
Ventures	6,833				92,133
Residential
Owned		23,162	8,333	872
Ventures			1,868	244	34,479
Commercial
Owned		2,668	1,188	585
Ventures			359	177	4,977
Total Acres	92,133	25,830	11,748	1,878	131,589

Estimated Residential Lots			19,638	3,120	22,758
 _____________________

(a)
In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2013	2012	2013	2012
Leasing Activity from Owned Mineral Interests
Acres Leased	7,530	3,124	8,355	3,900
Average Bonus / Acre	$260	$1,130	$270	$975
Delay Rentals Received	$98,000	$593,000	$562,000	$2,155,000
Oil & Gas Production
Royalty Interests (a)
Gross Wells	543	542	543	542
Oil Production (Barrels)	41,800	62,400	130,700	183,300
Average Oil Price ($ / Barrel)	$86.38	$75.01	$84.47	$88.68
Natural Gas Production (MMcf)	304.9	411.1	1,004.3	1,241.5
Average Natural Gas Price ($ / Mcf)	$3.69	$2.22	$3.29	$2.58
BOE Production (b)	92,700	130,900	298,100	390,200
Average Price ($ / BOE)	$51.15	$42.72	$48.10	$49.87
Working Interests
Gross Wells	458	10	458	10
Oil Production (Barrels)	147,100	6,700	371,900	16,500
Average Oil Price ($ / Barrel)	$98.67	$83.30	$92.66	$94.33
Natural Gas Production (MMcf)	236.5	15.3	636.2	57.6
Average Natural Gas Price ($ / Mcf)	$3.71	$2.74	$3.60	$3.16
BOE Production (b)	186,400	9,200	477,900	26,100
Average Price ($ / BOE)	$82.52	$64.76	$76.89	$66.60
Total Oil & Gas Interests
Gross Wells (c)	992	542	992	542
Oil Production (Barrels)	188,900	69,100	502,600	199,800
Average Oil Price ($ / Barrel)	$95.95	$75.81	$90.53	$89.15
Natural Gas Production (MMcf)	541.4	426.4	1,640.5	1,299.1
Average Natural Gas Price ($ / Mcf)	$3.70	$2.24	$3.41	$2.61
BOE Production (b)	279,100	140,100	776,000	416,300
Average Price ($ / BOE)	$72.11	$44.17	$65.83	$50.92
Well Activity
Mineral Interests Owned (c)
Net Acres Held By Production	35,000	38,000	35,000	38,000
Gross Wells Drilled	—	2	—	13
Productive Gross Wells	543	542	543	542
Mineral Interests Leased
Net Acres Held By Production (d)	35,000	36,000	35,000	36,000
Gross Wells Drilled	31	—	70	—
Productive Gross Wells (d)	449	382	449	382
Total Well Activity
Net Acres Held By Production	70,000	74,000	70,000	74,000
Gross Wells Drilled	31	2	70	13
Productive Gross Wells	992	924	992	924
 _____________________

(a)
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 60.9 MMcf and 188.9 MMcf in third quarter and first nine months 2013, and 74.9 MMcf and 247.1 MMcf in third quarter and first nine months 2012.

(b)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(c)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells in third quarter 2013 and ten working interests wells in third quarter 2012 as we also own a royalty interest in these wells.

(d)	Excludes 8,000 net acres and 1,181 wells in which we have an overriding royalty interest.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED (a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held By Production	Total (b)
		(Net acres)
Texas	206,000	19,000	27,000	252,000
Louisiana	117,000	19,000	8,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	517,000	38,000	35,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

(b)	Excludes 477 net mineral acres located in Colorado.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 219,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas, predominantly as result of our September 28, 2012 acquisition of Credo Petroleum.

State	Undeveloped	Held By Production (a)	Total
Nebraska	122,000	3,000	125,000
Kansas	29,000	5,000	34,000
Oklahoma	4,000	17,000	21,000
Alabama	10,000	—	10,000
Texas	10,000	2,000	12,000
North Dakota	3,000	4,000	7,000
Other	6,000	4,000	10,000
	184,000	35,000	219,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Third Quarter		First Nine Months
Other Natural Resources	2013	2012	2013	2012
Fiber Sales (a)
Pulpwood tons sold	65,700	160,000	314,400	265,200
Average pulpwood price per ton	$12.56	$9.54	$11.53	$9.51
Sawtimber tons sold	74,900	37,400	202,700	66,700
Average sawtimber price per ton	$21.52	$20.21	$22.47	$19.88

Total tons sold	140,600	197,400	517,100	331,900
Average price per ton	$17.33	$11.56	$15.82	$11.59

Recreational Activity
Average recreational acres leased	118,700	129,200	120,900	130,500
Average price per leased acre	$8.63	$8.84	$9.08	$8.84
 _____________________

(a)	The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at third quarter-end 2013 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Fox Hall	Coweta	Atlanta	960
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Serenity	Carroll	Atlanta	440
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			25,830
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at third quarter-end 2013 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	229	377	2	7
Pinery West	Douglas	100%	—	86	20	94
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Azalea Park	Williamson	100%	—	173	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	93	87	—	—
Cibolo Canyons	Bexar	100%	783	783	97	53
Harbor Lakes	Hood	100%	209	240	2	19
Hunter’s Crossing	Bastrop	100%	430	80	38	71
La Conterra	Williamson	100%	159	342	—	58
Lakes of Prosper	Collin	100%	32	253	—	—
Maxwell Creek	Collin	100%	866	133	10	—
Oak Creek Estates	Comal	100%	142	505	13	—
Stoney Creek	Dallas	100%	149	605	—	—
Summer Creek Ranch	Tarrant	100%	855	419	35	44
Summer Lakes	Fort Bend	100%	500	630	56	—
Summer Park	Fort Bend	100%	—	198	28	62
The Colony	Bastrop	100%	445	704	22	31
The Preserve at Pecan Creek	Denton	100%	449	345	—	7
Village Park	Collin	100%	580	176	3	2
Westside at Buttercup Creek	Williamson	100%	1,457	38	66	—
Other projects (10)	Various	100%	2,107	150	219	35

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Georgia
Seven Hills	Paulding	100%	696	394	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	2,674	—	121
Other projects (17)	Various	100%	84	3,009	—	705
Florida
Other projects (2)	Various	100%	301	—	—	—
Missouri and Utah
Other projects (2)	Various	100%	500	54	—	—
			11,358	16,137	637	1,773

Projects in entities we consolidate
Texas
City Park	Harris	75%	1,259	52	50	115
Lantana (e)	Denton	55%	864	849	9	3
Timber Creek	Collin	88%	—	614	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	82	476	—	—
Other projects (2)	Various	Various	9	198	—	129
Georgia
The Georgian	Paulding	75%	289	1,052	—	—
			2,503	3,241	59	247
Total owned and consolidated			13,861	19,378	696	2,020
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	282	1,411	—	59
Lantana (e)	Denton	Various	1,163	80	16	42
Long Meadow Farms	Fort Bend	38%	1,159	643	138	161
Southern Trails	Brazoria	80%	654	337	—	—
Stonewall Estates	Bexar	50%	322	64	—	—
Other projects (1)	Nueces	50%	—	—	—	15
Total in ventures			3,904	3,380	154	289
Combined total			17,765	22,758	850	2,309
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)
The Lantana project consists of a series of 23 partnerships in which our voting interests range from 25 percent to 55 percent. We account for two of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at third quarter-end 2013 follows:

Project	County	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven (b)	Travis	Austin	25%	Multifamily	3	257-unit luxury apartment
360° (b)	Arapahoe	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (b)	Dallas	Dallas	100%	Multifamily	13	354-unit luxury apartment
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(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.